Exhibit 99.1

LEATT CORP REPORTS FIRST QUARTER RESULTS
NECK BRACES AND BODY ARMOR UP YEAR-TO-YEAR; MARGINS INCREASE
500 BASIS POINTS

CAPE TOWN, South Africa, May 13, 2014 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the first quarter ended March 31, 2014. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

First Quarter 2014 Financial Performance

Overall revenue for the first quarter ended March 31, 2014, were $3.5 million, with a net loss of $340,886, or $0.07 loss per share, compared to the previous year’s first quarter, for which the Company reported revenue of$3.2 million, with a net loss of $754,741, or $0.14 loss per share.

CEO Sean Macdonald commented, “We followed our strong finish in 2013 with a good start for 2014. Revenue was up 8 percent largely due to an increase in sales of both our signature Neck Brace products and Body Armor products for the period. We broadened the Neck Brace product line during 2013, principally by introducing the Five.Five, a new generation of the classic Leatt Neck Brace design, and our new revolutionary Fusion Vest 2.0, a product for children that includes upper-body and neck protection. As a result, Neck Brace sales increased to $1.9 million, versus $1.8 million in the first quarter of last year. Overall profit margins increased to 54 percent, from 49 percent in the prior-year period, due to improved gross profit margins earned on Body Armor products, the sale of our new neck brace products at higher margins and a concomitant drop in Cost of Goods Sold. Expenses were carefully controlled, and dropped to $2.3 million from $2.4 million in the first quarter of 2013.”

“Keeping in mind that the first quarter is typically our weakest quarter,” Mr. Macdonald added, “we were very pleased that our Body Armor, which is one of our newest product lines, increased to $1.4 million for the quarter, compared to $1.2 million in the first quarter of 2013. And it is also worth noting that although we participated in our first-ever downhill ski show in February, and actually previewed our new Knee Brace, there were no sales of Knee Brace products in the quarter, as initial salesman sample shipments are due to be made during the current quarter ended 30 June, 2014 and production shipments are expected to follow shortly thereafter. Additionally, given that our ski product line was only seen midway through the quarter, and that the winter quarter was exceptionally cold and snowy over most of our biggest market geographies, we consider our results to be quite good. We are definitely beginning to see some momentum.”

The Company’s cash balance was $0.7 million at March 31, 2014, from $0.8 million at the 2013 year end. The first quarter ending ratio of 3.3:1 is slightly stronger than the 3.0:1 at the beginning of the quarter. The company has no long-term debt.

Business Outlook

“We have been in a period of transition,” said Mr. Macdonald, “from being a Neck Brace company, to being a company with a broad and growing line of protective gear for sports enthusiasts of all ages. We announced our Knee Brace products this year, an entirely new category for us, aimed at our primary market of athletes participating in high-velocity sports, such as motocross, mountain biking, downhill skiing, and snowboarding. Additionally, we are investigating the potential for the Knee Brace as an adjunct to medical procedures and diagnoses, and we are exploring pursuit of a CE Mark and submission to the USFDA for that purpose. We are pleased that not only are our product lines growing, our markets are also growing."

Earnings Call

Leatt's management team will host a conference call to discuss the Company's financial results at 10 am ET today. Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-300-8521 (USA) or +1-412-317-6026 (international) to access the call. There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

For those unable to attend the call, an audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (USA) or +1-858-384-5517 (international) and using passcode 10046024. A recording of the live webcast will also be archived for 30 days on the Company's website.

About Leatt Corporation

Leatt Corporation develops and sells protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. The Leatt-Brace® is an award-winning neck brace system considered to be the gold standard in neck protection for anyone wearing a crash helmet as a form of protection. The latest generation of the Leatt-Brace, the Five.Five neck brace, is also designed for participants in high-velocity sports such as motorcycling, bicycling, mountain bicycling, driving all-terrain vehicles, snowmobiles and other vehicles, and have potential applications in any downhill or freestyle high-velocity sports. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company and the likelihood that gross margins will continue to increase; the likelihood that demand for the Company's innovative new products will continue to increase through 2014; the general ability of the Company to achieve its commercial objectives, including its plan to develop additional brace and protection lines that will protect more people in more sports; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Michael Mason (Investors)
michaelm@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

– Financial Tables Follow –

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31 2014	December 31 2013
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$699,574	$835,012
Short-term investments	58,136	58,130
Accounts receivable	2,194,855	3,139,273
Inventory	3,622,337	3,259,274
Payments in advance	245,210	144,302
Income tax refunds receivable	299	299
Deferred tax asset	110,000	110,000
Prepaid expenses and other current assets	842,995	1,092,450
Total current assets	7,773,406	8,638,740

Property and equipment, net	897,897	891,728

Other Assets
Other receivables	300,000	330,000
Deposits	19,423	19,469
Intangible assets	89,270	89,960
Total other assets	408,693	439,429

Total Assets	$9,079,996	$9,969,897

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,802,505	$2,076,809
Short-term loan, net of finance charges	551,468	833,735
Total current liabilities	2,353,973	2,910,544

Deferred tax liabilities	40,638	40,680

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,309,942	7,307,515
Accumulated other comprehensive loss	(106,693)	(111,864)
Accumulated deficit	(650,872)	(309,986)
Total stockholders' equity	6,685,385	7,018,673

Total Liabilities and Stockholders' Equity	$9,079,996	$9,969,897

See accompanying notes to consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended
	March 31
	2014	2013
	Unaudited	Unaudited

Revenues	$3,523,475	$3,248,047

Cost of Revenues	1,627,774	1,653,034

Gross Profit	1,895,701	1,595,013

Product Royalty Income	20,815	37,462

Operating Expenses
Salaries and wages	527,046	579,140
Commissions and consulting expenses	166,017	123,173
Professional fees	334,056	364,595
Advertising and marketing	285,394	326,637
Office rent and expenses	60,118	73,403
Research and development costs	281,292	288,858
Bad debt expense	22,072	-
General and administrative expenses	504,954	541,173
Depreciation	77,519	94,026
Total operating expenses	2,258,468	2,391,005

Loss from Operations	(341,952)	(758,530)

Other Income
Interest and other income, net	1,066	3,789
Total other income	1,066	3,789

Net Loss Available to Common Shareholders	$(340,886)	$(754,741)

Net Loss per Common Share
Basic	$(0.07)	$(0.14)
Diluted	$(0.07)	$(0.14)

Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,200,623
Diluted	5,200,623	5,200,623

Comprehensive Loss
Net Loss	$(340,886)	$(754,741)
Other comprehensive loss, net of $-0- deferred income taxes in 2014 and 2013
Foreign currency translation	5,171	(115,425)

Total Comprehensive Loss	$(335,715)	$(870,166)

See accompanying notes to consolidated financial statements.